Exhibit 99.3

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.
The Proxy Statement and the 2013 Annual Report to Shareholders are available at: www.envisionreports.com/tcbk
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — TRICO BANCSHARES
Annual Meeting of Shareholders – [            ], 2014
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints Richard P. Smith and Richard O’Sullivan, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of TriCo Bancshares common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2014 Annual Meeting of Shareholders of the company to be held [            ], 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.
(Continued and to be marked, dated and signed, on the other side)